TEXAS MINERAL RESOURCES CORP. 8-K

Exhibit 99.1

Texas Mineral Resources Signs Mineral Exploration and Option Agreement with Santa Fe Gold to Jointly Explore and Develop a Target Silver Property Within the Black Hawk Mining District in New Mexico

SIERRA BLANCA, TX— (Accesswire- November 9, 2021) – Texas Mineral Resources Corp. (OTCQB: TMRC)

•	Non-dilutive funding established to fund bankable feasibility study
•	Initial target silver property has been selected by TMRC within the Black Hawk Mining District among patented and unpatented claims held by Santa Fe Gold
•	Geology generally characterized by narrow ultra-high-grade silver veins
•	Bankable feasibility study to be conducted in measured phases to minimize financial risk
•	TMRC establishes new Standard Silver subsidiary to hold silver project assets

Texas Mineral Resources Corp. (TMRC), an exploration company currently targeting the heavy rare earths, technology metals and a variety of industrial minerals primarily through its joint-venture Round Top Mountain project in Texas with USA Rare Earth, is pleased to announce the execution of a definitive agreement to negotiate and subsequently enter into a joint venture agreement with Santa Fe Gold Corp. (OTCQB:SFEG) to jointly explore and develop a target silver property which has been selected by TMRC among patented and unpatented mining claims held by Santa Fe Gold within the Black Hawk Mining District in Grant County, New Mexico. Completion of a joint venture agreement is subject to the successful outcome of a multi-phase exploration plan leading to a bankable feasibility study to be undertaken shortly by TMRC. Under the terms of the joint venture agreement, TMRC would be the project operator and initially own 50.5% of the joint venture while SFEG would initially own 49.5%. Funding for the bankable feasibility study has been provided by Greentech Minerals Holdings Inc (“Greentech”), a privately held green energy supply chain project finance company based in the Washington, DC area.

The Black Hawk Mining District is located approximately thirteen miles west of Silver City, New Mexico. As documented in USGS*, New Mexico** state reports and Society of Mining Engineers*** reports, mineralization in this district, in general geological terms, consists of numerous, narrow carbonate veins containing high silver values in randomly distributed small lenses or “shoots.” It is one of a well-known geologic type of mineral deposit generally referred to as the “five-element veins.” Worldwide, approximately twenty of this type deposit have been identified, including the historically important silver mining camps of Cobalt, Ontario; Joachimsthal, Czech Republic; Anneberg, Saxony; and the Port Radium district in Northwest Territory, Canada. The signature characteristics of this type of deposit are high silver grades and its occurrence as native (metallic) silver. At Joachimsthal, for example, during its most productive period in the early 16th century, low grade ore was considered to be 2% to 9% silver (640 to 2,880 oz/ton) and high grade was 9% to 16% (up to 5,120 oz/ton). Another distinguishing feature of these historic mines is their modest size relative to their productivity.

The two principal historic mines in the Black Hawk district, the Black Hawk and the Alhambra, operated in the early 1890s and both closed after the silver price collapse of 1893. Engineering grade information from these mines is non-existent. However, we believe that available information suggests that this mineralization may respond well to state-of-the art electro-geophysical exploration methods. If this cost-effective method can be used to identify and precisely locate these ore shoots, and avoid the prohibitively expensive, traditional method of statistical drilling of the vein with angled holes from the surface, potential for economically viable mining operations may exist. The exploration program will also assess recovery potential for critical mineral co-products including cobalt, nickel, and uranium, which are known to occur in the Black Hawk district.

Under terms of the Mineral Exploration and Option Agreement TMRC plans to conduct a district-wide evaluation among the patented and unpatented claims held by Santa Fe Gold, consisting of geologic mapping, sampling, trenching, radiometric surveying, geophysics, drilling and/or other methods as warranted. Based on the district-wide evaluation, TMRC will designate one 80-acre tract as the “Project Area” and commence detailed exploration work. The property covered in the agreement is approximately 1,300 acres and covers approximately 75% of the known mining district. The area to be studied also includes a two-mile radius “area of interest.” The Mineral Exploration and Option Agreement also provides TMRC the option to participate in other projects within the “area of interest” should SFEG elect to seek outside participation in their exploration and development.

Since November 2020, TMRC has conducted two phases of preliminary geophysical investigation, one in March 2021 and another in June 2021. The first, conducted by Zonge International (“Zonge”), was a close- spaced IP/Resistivity survey. The second, also conducted by Zonge, was a close spaced variation of time domain EM called NanoTEM™. It was designed by Zonge to locate buried metal objects such as pipelines, tanks and unexploded ordinance. The IP/Resistivity survey, while outlining several features of interest, was deemed too large scale to detect the sought-after drill targets thought to exist in the Alhambra and Gabel veins.

The second method has produced favorable results. Analysis of the data shows that we are acquiring valid data to a depth of approximately 120 feet. Within the area surveyed at the Alhambra there were no strong conductors present, probably because this area was extensively mined to that depth in the past. The Gabel survey, however, shows a strong anomaly that appears at the northeastern part of the survey area and is increasing to the northeast. Consensus of the independent geophysicists engaged by TMRC is that this feature can be considered a legitimate drill target.

Research and planning are ongoing for the deployment of ground penetrating radar and seismic methods to augment the NanoTEM™ analysis. TMRC believes that the careful combination of all three of these methods has potential to effectively locate these metallic lenses and to define targets to pinpoint with diamond drilling.

The second stage of the NanoTEM™ survey, currently expected to begin in January 2022 as equipment becomes available, will build on information thus far acquired and will have the objective of outlining specific drill targets. The geometry of the transmitting and receiving arrays will be modified with the intent of improving resolution, extending the depth capability, noise rejection, calibration and resolution of the equipment. Coverage will be more extensive, and patterns will be overlapped to improve the quality of the data. This second survey is expected to produce a very large amount of raw data and negotiations are in progress with various individuals and institutions to design the analytical algorithms to optimize and interpret the results. Employing these technologies at scales of tens of feet in mineral exploration has not previously been done because most mineral deposits do not contain such small, but high value targets. The unique nature of this class of mineral deposit presents the opportunity to apply these technologies in a novel and groundbreaking way.

Dan Gorski, TMRC CEO, commented: “The results of this first round of geophysical surveying has identified a strong electrically conducting object that fits the geologic model. We believe that these data more than justify further development of this type of survey. Follow up surveying will also include the deployment of ground penetrating radar and shallow seismic methods with the objective of identifying individual drill targets by three different methods.”

Bankable Feasibility Study Funding and Exploration Plan

TMRC has signed a Financing and Purchase Option Agreement with Greentech, as noted above, a privately held green energy supply chain project finance company based in the Washington, DC area. Under the terms of the agreement, Greentech is responsible for funding a bankable feasibility study, estimated to cost approximately $6.5 million. It is planned that the bankable feasibility study will be designed to proceed in five tranches, each based on the success of the previous, thereby limiting financial risk and expense. It is estimated that completion of all tranches, if successful, would take up to 12-15 months, depending on variables such as data analysis, weather and permitting.

Tranche One, the second stage of the NanoTEM™ survey discussed above, is expected to focus on identifying shallow targets with close spaced electro-geophysical arrays from the surface and testing them with targeted diamond drill holes. The effective depth of penetration of this method remains uncertain but is estimated to be in the 0- to 150-foot range. TMRC estimates a cost of approximately $250,000 for this phase which will begin as soon as possible contingent on weather and scheduling of contractors.

Tranche Two, is planned to be targeted diamond drilling of anomalies defined by the previous Phase. This phase is estimated to cost approximately $360,000. Scheduling subject to regulatory permitting, weather and availability of contractors and equipment.

Tranche Three, assuming the successful completion of tranche two drilling, is planned to be resource development diamond drilling within the depth interval outlined by the tranche one survey. Estimated cost is approximately $1,000,000. TMRC believes permitting for this phase of drilling will be included in the permitting of Tranche Two.

Tranche Four, assuming successful outcomes of preceding work, is expected to include drilling of a series of percussion drill holes parallel to the vein at a relatively close spacing to a nominal depth of 500 feet. Geophysical surveying will likely be conducted by placing electrodes at varying intervals within the drill holes. Number, spacing and depth of these “survey holes” will be determined by the results of preceding work. Cost is estimated to be approximately $1,200,000.

Tranche Five, building on earlier work, is expected to consist of deepening the “survey holes” and extending the geophysical survey to depth and to conduct the drilling necessary to develop a resource compatible with the requirements of Canadian NI 43-101 criteria. Cost of this phase is estimated to be approximately $2,800,000.

The final phase will be the preparation of a bankable feasibility study to include metallurgy and engineering for a mine-mill operation.

Upon successful completion of a bankable feasibility study, Greentech will be entitled to receive 20% of TMRC’s initial equity in the future joint venture with SFEG, equal to approximately 10.1%. Furthermore, assuming Greentech exercises its option to participate in funding the mine capital expenditures, currently anticipated to be approximately $15 million, it will be entitled to receive another 20% of TMRC’s initial equity in the future joint venture of the selected target with SFEG, equal to an additional 10.1%. In total, Greentech Minerals Holdings, in exchange for its funding, has the ability to earn at least 20.2% of the potential joint venture to be formed assuming successful completion of the overall first project.

“The team at TMRC has taken the Round Top rare earth and critical mineral deposit from conception to a joint venture with an outstanding partner in USA Rare Earth. The formation of Standard Silver as a wholly owned subsidiary of TMRC and its subsequent involvement in what has the potential to become a significant asset for the Company, is part of our continued commitment to the creation of shareholder value,” commented Anthony Marchese, chairman of TMRC. “In addition to its many industrial uses, silver is an essential element used extensively in the creation of solar panels worldwide. The potential to develop another domestic silver deposit ensures a ready market for the product and lessens dependence on foreign sources. We believe our agreements with both Santa Fe Gold and Greentech provide the foundation, if successful, for future projects from a region that has extensive silver prospects.”

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*Gillerman E. and Whitebread D. H. (1956) Uranium Bearing Nickel-Cobalt-Native Silver Deposits, Black Hawk District, Grant County New Mexico, USGS Bull 1009-K.

https://bit.ly/33wbUtb

**Gillerman E, (1964) Mineral Deposits of Western Grant County, New Mexico, New Mexico Bureau of Mines & Mineral Resources, Bulletin 83, p 142-151.

https://bit.ly/3o9WgLP

***Gillerman E, (1959) Alhambra Cobalt-Nickel-Silver Deposit, Black Hawk District, New Mexico, Society of Mining Engineers of AIME, Preprint No. 59-105

https://bit.ly/3mnioC0

About Texas Mineral Resources Corp.

Texas Mineral Resources Corp.'s focus is to develop and commercialize, along with its joint venture partner USA Rare Earth LLC, its Round Top heavy-rare earth, technology metals, and industrial minerals project located in Hudspeth County, Texas, 85 miles southeast of El Paso. Additionally, the Company plans on developing alternative sources of strategic minerals as well as developing other domestic mining projects in more traditional metals. The Company’s common stock trades on the OTCQB U.S. tier under the symbol “TMRC.”

Cautionary Note to Investors

The United States Securities and Exchange Commission ("SEC") limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce and that are compliant with SEC Industry Guide 7. Investors are cautioned not to assume than any part or all of the proposed project in the Black hawk Mining District as contemplated in the letter agreement contains any mineral deposits that will ever be converted into resources or that any inferred mineral resource or measured and indicated resources exists or is economically or legally mineable. The proposed project does not contain any known proven or probable ore reserves or mineral resource compliant with SEC Industry Guide 7 reporting standards. Investors are urged to consider closely the disclosure set forth in TMRC’s latest reports filed with the SEC.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, including, but not limited to, statements regarding the potential development, economic feasibility, resource, grade and other mineralization characteristics, and drilling and exploration methods that may be utilized in potential exploration of the Black Hawk Mining District project. When used in this press release, the words “potential,” “plans,” “indicate,” “expect,” “intend,” “hopes,” “believe,” “may,” “will,” “if, “anticipate,” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such statements. Such factors include, among others, uncertainty of mineralized material and mineral resource estimates, risks to projected and estimated economics not reflecting actual economic results due to the uncertainty of mining processes, potential non-uniform sections of mineralized material, potential mining hazards and accidents, changes in equipment and labor costs, changes in projected mineral prices and demand, competition in the mining industry, risks related to project development determinations, the inherently hazardous nature of mining-related activities, potential effects on the Company's operations of environmental regulations, risks due to legal proceedings, liquidity risks and risks related to uncertainty of being able to raise capital on favorable terms or at all, as well as those factors discussed under the heading "Risk Factors" in the Company's latest annual report on Form 10-K as filed in November 2020 and other documents filed with the U.S. Securities and Exchange Commission. Except as required by law, the Company assumes no obligation to publicly update any forward-looking statements.

Company Contact:

Texas Mineral Resources Corp.
Anthony Marchese, Chairman
E-mail: amarchese@tmrcorp.com

Twitter: @TexasMineralRes